Exhibit 99.1

Crane Co.	NEWS

Contact:
Richard E. Koch
Director, Investor Relations and Corporate Communications
203-363-7352 www.craneco.com

CRANE CO. TO ACQUIRE ASSETS OF

AUTOMATIC PRODUCTS INTERNATIONAL, LTD.

STAMFORD, CONNECTICUT – June 6, 2006 - Crane Co. (NYSE: CR), a diversified manufacturer of engineered industrial products, announced today that it had entered into an agreement to purchase certain assets of Automatic Products international, ltd. (APi), a privately held manufacturer of vending equipment, for a cash purchase price of approximately $31 million. APi is expected to have sales of approximately $40 million in 2006.

The acquisition includes APi’s extensive distribution network, product line designs and trade names, manufacturing equipment and aftermarket parts business. Crane will purchase the distribution assets at the initial closing planned for next week and will purchase the manufacturing assets in September after a transition period to facilitate moving the manufacturing activity to the Crane Merchandising Systems facility in St. Louis, Missouri. APi will manufacture products exclusively for Crane during this transition period. The purchase does not include APi’s manufacturing facility located in St. Paul, Minnesota.

Mr. Eric Fast, president and chief executive officer of Crane Co., said, “Automatic Products international is a company with a long heritage in the vending industry. The current softness in demand for vending equipment requires a strategy of consolidating manufacturing operations to realize cost savings, expanding our sales and marketing capabilities, and continually upgrading our vending machine features. APi’s sales through distribution will complement Crane’s direct sales approach and will provide stronger penetration of certain market channels, market segments and geographic areas. We expect to create more value for our customers by providing them with a greater choice of products and a broader source of supply and service. We expect this acquisition will be modestly dilutive to our earnings in 2006 reflecting transition and integration costs.”

Crane Co. is a diversified manufacturer of engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Fluid Handling, Engineered Materials, Merchandising Systems, and Controls. Crane has approximately 10,500 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and subsequent reports filed with the Securities and Exchange Commission.

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